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                                    EXHIBIT 2
MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387           For Further Information Contact:
Fax:  (208) 386-5065                                    Corporate Communications

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FOR RELEASE:                    FEBRUARY 9, 1994

 STEPHEN G. HANKS NAMED EXECUTIVE VICE PRESIDENT OF MORRISON KNUDSEN CORPORATION

     BOISE -- Morrison Knudsen Corporation announced today that Stephen G. Hanks, a 16-year veteran of the company, has been elected to executive vice president - finance and administration. He has served as senior vice president, secretary and general counsel since 1992.

     "This promotion reflects a high level of confidence in Steve's abilities by Morrison Knudsen's board of directors," said William J. Agee, MK's chairman and chief executive officer. "He now will be able to apply his strong leadership and business skills on a broader scope for Morrison Knudsen." Hanks will continue to report directly to Agee.

     Hanks joined MK in 1978 and was named assistant general counsel in 1982. He was promoted to associate general counsel in 1986 and was given the added responsibilities of corporate secretary in 1990. He was promoted to vice president, corporate secretary and associate general counsel in 1991.

     "I look forward to assuming these additional responsibilities at a time of unprecedented growth by MK," said Hanks. "These are exciting times for the company."

     Hanks, who is a CPA, graduated from Brigham Young University with an accounting degree in 1974. He also holds an MBA from the University of Utah and a Law Degree from the University of Idaho Law School. He is a member of the American Bar Association, American Institute of Certified Public Accountants, American Society of Corporate Secretaries, Idaho Society of Certified Public Accountants, and the Idaho State Bar Association.

     Hanks, and his wife, Debra, have four children: Adrianne, Brandon, Tiffany, and Lindsey.

     Morrison Knudsen Corporation (MRN-NYSE) serves the world's construction, transportation, environmental, industrial and power markets as an engineer, contractor and manufacturer, offering complete development, operations and financial services.
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